Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Elissa Lindsoe, CFO
May 5, 2016	763-493-6370 /
www.mocon.com

MOCON Reports First Quarter 2016 Results

MINNEAPOLIS, MN, May 5, 2016 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the first quarter ended March 31, 2016.

Commenting on the Company’s quarterly performance, MOCON’s president and chief executive officer, Robert L. Demorest said, “Overall first quarter revenue was down 4 percent on a year-over-year basis. Our Package Testing segment met our expectations growing at 4 percent year-over-year. Our Industrial Analyzers and Other segment is beginning to stabilize. Continued pressure on instrument sales to the oil and gas industry was offset by increased sensor shipments to the environmental monitoring and worker safety markets, resulting in a decline of only 2 percent on a year-over-year basis, and encouragingly it grew 28 percent sequentially.” Demorest added, “Our Permeation segment declined year-over-year by 13 percent. While disappointing, we believe that much of the decline was driven by the sales force realignment that we announced during the fourth quarter of 2015. As part of the plan, we combined our Permeation sales and marketing teams with Package Testing. Company-wide, our bookings in the first quarter were up slightly year-over-year, and therefore, much of the shortfall was driven by the beginning of the year backlog that was $2.3 million, or 30 percent lower in 2016 than it was at the beginning of 2015. Our realignment is now complete and our channel partners’ outlook is positive for our next generation Permeation instruments. We expect to see sequential improvement throughout the remainder of 2016.”

First Quarter 2016 Revenue and Earnings Summary

First quarter 2016 results compared to first quarter 2015:

●	Revenue decreased 4 percent as compared to the first quarter 2015.
●

Revenue from foreign customers accounted for 68 percent (44 percent in Europe, 24 percent outside of Europe & the U.S.A.) of total revenue for the first quarter of 2016 compared to 67 percent (41 percent in Europe, 26 percent outside of Europe & the U.S.A.) in the first quarter of 2015.

●	Net income was $0.5 million, or $0.08 per diluted share, compared to net income of $0.9 million, or $0.16 per diluted share in the year-ago quarter.
●	EBITDA for the first quarter of 2016 was $1.4 million compared to $2.0 million in the first quarter of 2015. (See reconciliation to non-GAAP information below)
●	Adjusted EBITDA for the first quarter of 2016 was $1.6 million compared to $1.9 million in the first quarter of 2015. (See reconciliation to non-GAAP information below)

Revenue by Segment ($ in thousands)

	Three Months Ended March 31,
			Year over Year Growth
	2016	2015	$	%
Package Testing	$7,002	$6,756	$246	4%
Permeation	5,283	6,102	(819)	-13%
Industrial Analyzers and Other	2,445	2,502	(57)	-2%
Total Revenue	$14,730	$15,360	$(630)	-4%

Revenue from the Package Testing segment for the first quarter ended March 31, 2016 increased 4 percent due primarily to an increase in demand for on-line and mixer products.

Revenue for the Permeation segment for the first quarter ended March 31, 2016 declined by 13 percent compared to the year-ago quarter. The Permeation segment decline is attributable to a decrease in domestic sales for instruments and a decrease in consulting service revenue.

Representing the smallest portion of MOCON’s reported revenue, comprising 16 percent of revenue, the Industrial Analyzers and Other segment declined 2 percent for the first quarter ended March 31, 2016 compared to the year-ago quarter. The decline in revenue is primarily due to continued softness in the oil and gas exploration markets. This decline is offset by an increase in revenue of approximately $0.5 million from sensor and detectors which are primarily used in environmental monitoring and worker safety applications.

Gross Profit and Operating Expense Commentary

Gross profit was 55 percent of revenue for each of the first quarters ended March 31, 2016 and 2015. The first quarter 2016 gross profit rate for Permeation was 57 percent compared to 59 percent in 2015. This decrease is primarily a result of lower consulting revenue which is supported primarily by a fixed cost structure. The Industrial Analyzers and Other segment gross profit rate declined to 44 percent compared to 49 percent in the year-ago quarter due to an increase in sensors and detector revenue volume which are lower margin products than instruments. These declines were offset by a 4 percentage point increase in the gross profit rate for the Package Testing segment at 58 percent in Q1 of 2016 compared to 54 percent in Q1 of 2015. The improvement was driven by increased volume and organizational changes as part of the Company’s process improvement initiatives.

Selling, general and administrative expenses were slightly lower during the first quarter ended March 31, 2016 compared to the year-ago quarter. Cost reductions from the Company’s previously announced realignment plan were offset in part by increased professional fees, new hires made throughout April to December in 2015, and accrued severance. Research and development expenses were 8 percent of revenue in the first quarter 2016, compared to 7 percent in the year-ago quarter, which is in line with the Company’s commitment to continued innovation.

Balance Sheet and Cash Flow Summary

●	Cash and cash equivalents declined slightly to $6.0 million at March 31, 2016 compared to $6.3 million at December 31, 2015.
●	Days sales outstanding were 63 in the first quarter of 2016 compared to 52 in the fourth quarter of 2015. The increase was driven by the timing of revenue within the quarter.
●	Total debt was $3.0 million at both March 31, 2016 and December 31, 2015.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

Use of Non-GAAP Financial Measures

MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation, impairment of investment in affiliate, realignment expenses, and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the Company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the Company’s ability to realize the cost savings associated with the realignment plan implemented in 2015, fluctuations in foreign currency exchange rates, the terms of MOCON’s credit agreement including financial covenants included therein, dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)
	Quarters Ended March 31,
	2016	2015
Revenue
Products	$11,384	$12,169
Services	2,812	2,504
Consulting	534	687
Total revenue	14,730	15,360
Cost of revenue
Products	4,970	5,281
Services	1,174	1,053
Consulting	482	547
Total cost of revenue	6,626	6,881
Gross profit	8,104	8,479

Selling, general and administrative expenses	6,138	6,271
Research and development expenses	1,203	1,069
Operating income	763	1,139
Other income (expense), net	(35)	251
Income before income taxes	728	1,390
Income tax expense	240	482
Net income	$488	$908
Net income per common share:
Basic	$0.08	$0.16
Diluted	$0.08	$0.16
Weighted average common shares outstanding:
Basic	5,797	5,742
Diluted	5,816	5,837

CONDENSED BALANCE SHEET DATA: (unaudited)
	March 31, 2016	December 31, 2015
Assets:
Cash and marketable securities	$5,962	$6,344
Accounts receivable, net	10,228	8,786
Inventories	7,726	7,790
Other current assets	1,834	1,782
Total current assets	25,750	24,702
Property, plant and equipment, net	5,841	5,995
Goodwill, intangibles and other assets	17,003	16,722
Total assets	$48,594	$47,419
Liabilities and Shareholders’ Equity:
Notes payable, current	63	65
Other current liabilities	9,833	9,535
Total noncurrent liabilities	4,365	4,348
Shareholders’ equity	34,333	33,471
Total liabilities and shareholders’ equity	$48,594	$47,419

CONDENSED CASH FLOW DATA: (unaudited)	March 31, 2016	March 31, 2015

Net cash provided by operations	$93	$794
Net cash used in investing activities	(102)	(501)
Net cash used in financing activities	(578)	(772)
Effect of exchange rate changes	205	(553)
Net increase in cash	(382)	(1,032)
Cash beginning of year	6,344	6,332
Cash end of year	$5,962	$5,300

MOCON, INC.
NON-GAAP RECONCILIATION
(in Thousands, Except Share Data)

	Quarters Ended March 31,
	2016	2015

Net income	$488	$908
Interest expense, net	26	27
Income tax expense	240	482
Depreciation and amortization	689	605

EBITDA	1,443	2,022
Share-based compensation	186	161
Foreign currency transaction loss (gain)	9	(278)

Adjusted EBITDA	$1,638	$1,905